Second Amendment to
Investment Advisory Agreement
between
WesMark Funds
and
WesBanco Bank, Inc.

This Second Amendment (the “Amendment”) to the Investment Advisory Contract dated May 10, 2001, as amended, (the “Agreement”) between WesMark Funds (the “Trust”) and WesBanco Bank, Inc. (the “Adviser”) is made and entered into as of the [  ] day of December, 2016.

WHEREAS, on August 9, 2016, the Board of Trustees of the Trust ratified and approved the creation of a new series of the Trust, the WesMark Tactical Opportunity Fund (the “Fund”), and approved the fees payable by the Fund to the Adviser for investment advisory services under the Agreement;

WHEREAS, the Trust desires to add the Fund to the Agreement under the same terms and conditions of the Agreement as the other series of the Trust, and the Adviser has agreed to add the Fund to the Agreement; and

WHEREAS, the Trust and the Adviser desire to add a new Exhibit F to the Agreement as attached hereto to reflect the addition of the Fund and fees payable by the Fund.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Adviser agree to amend the Agreement as follows:

1.	The WesMark Tactical Opportunity Fund and Exhibit F as attached hereto shall be added to the Agreement;

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect; and

3.	This Amendment and the Agreement will become binding on the parties upon their execution of Exhibit F as attached hereto.

Exhibit F
to the
Investment Advisory Contract

WesMark Tactical Opportunity Fund

For all service rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .75 of 1% applied to the daily net assets of the Fund.

The advisory fee accrued shall be paid to the Adviser monthly.

Witness the due execution hereof this [  ] day of December, 2016.

WesBanco Bank, Inc.

By:
Name:
Title:

WesMark Funds, on behalf of WesMark Tactical Opportunity Fund

By:
Name:
Title: